December 12, 1995

Union Pacific Corporation
Martin Tower
Eighth & Eaton Avenues
Bethlehem, Pennsylvania  18018

               Re:  Registration No. 33-64707
                    Registration Statement on Form S-4

Ladies and Gentlemen:

          We have acted as special counsel for Union
Pacific Corporation, a Utah corporation (the "Company"), in connection with the above captioned Registration
Statement on Form S-4 filed with the Securities and Exchange Commission on December 1, 1995, relating to the
Agreement and Plan of Merger, dated as of August 3, 1995
(the "Merger Agreement"), by and among Southern Pacific
Rail Corporation ("SP"), the Company, Union Pacific
Railroad Company ("UPRR"), a wholly owned subsidiary of the Company, and UP Acquisition Corporation ("Acquisi-tion"), a wholly owned subsidiary of UPRR, pursuant to which, among other things, (i) SP will be merged with and into UPRR, with UPRR as the surviving corporation (the
"Merger") and (ii) each share of SP common stock, par value $.001 per share (the "Common Stock" or the "Shares"), will be converted into the right to receive, in accordance with the election to be filed by each stockholder of SP and subject to the limitations set forth in the Merger Agreement, (a) $25.00 per Share in cash, without interest thereon, (b) .4065 shares of Company common stock, par value $2.50 per share, or (c) a combination thereof, and the purchase by Acquisition of

Union Pacific Corporation
December 12, 1995
Page 2

39,034,471 Shares at a price of $25.00 per Share in cash pursuant to its tender offer dated August 9, 1995 (the
"Offer").

          We hereby opine that the discussion set forth in the above captioned Registration Statement under the heading "Certain Federal Income Tax Consequences" is a fair and accurate summary of the United States federal income tax consequences of the Offer and the Merger, based upon the assumptions and qualifications set forth therein and current law and based upon the assumption that we will be able to deliver the opinion required by
Section 6.2(g) of the Merger Agreement as a condition to the consummation of the Merger. It is possible that con-trary positions may be taken by the Internal Revenue Ser-vice and that a court may agree with such contrary posi-tions.

          We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and the reference to Skadden, Arps, Slate, Meagher & Flom in the sections of the Registration Statement entitled "Certain
Federal Income Tax Consequences" and "Legal Opinion." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                   Very Truly Yours,

                                   Skadden, Arps, Slate
                                     Meagher & Flom